EXHIBIT 10.1

EXECUTION COPY

SERVICES AND COVENANT AGREEMENT
THIS SERVICES AND COVENANT AGREEMENT (this “Agreement”), dated as of November 27, 2017, is entered into by and between Byline Bancorp, Inc., a Delaware corporation (“Parent”), and Robert R. Yohanan (the “Advisor”), to be effective upon the occurrence of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of November 27, 2017 by and between Parent, Wildcat Acquisition Corporation, an Illinois corporation, and First Evanston Bancorp, Inc., an Illinois corporation (the “Company”) (the “Merger Agreement”)).  If the Effective Time does not occur, this Agreement shall be null and void ab initio and of no further force and effect.  All capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.
WITNESSETH:
WHEREAS, the Advisor has invaluable knowledge and expertise regarding the business of the Company;
WHEREAS, due to the Advisor’s knowledge and expertise, Parent wishes to have the cooperation of, and access to, the Advisor following the Effective Time, and entry into this Agreement is contemplated by the Merger Agreement;
WHEREAS, the covenants set forth herein, including without limitation the non-solicitation and non-competition covenants of Section 10, are being entered into in connection with and for the purposes of furthering the transactions contemplated by the Merger Agreement, and the Advisor’s willingness to enter into this Agreement is a material consideration for Parent in connection with Parent’s willingness to enter into the Merger Agreement; and
WHEREAS, Parent and the Advisor have mutually agreed that the Advisor shall serve as a member of the Board of Directors of Parent and Byline Bank (the “Bank”), and as an advisor to Parent, in each case, on the terms and subject to the conditions hereinafter specified.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Advisor hereby agree as follows:
1. Termination of Employment; Effective Date Payment; Welfare Benefits and Accrued Obligations.
(a) Termination of Employment.  Effective as of the date on which the Effective Time occurs (the “Effective Date”), the Advisor shall cease to be an employee of Parent, the Company and their respective Affiliates (as defined in the Merger Agreement).
(b) Effective Date Payment.  On the Effective Date, Parent shall pay to the Advisor a lump sum cash payment (the “Effective Date Payment”) equal to (i) $5,019,000, or if less, the Advisor’s Safe Harbor Amount (as defined below) minus (ii) the “Parachute Value” (as defined below) of any other “parachute payments” (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) as determined by the Accounting Firm (as defined below) received by or payable to the Advisor, which shall include without limitation (X) the Parachute Value attributed to the accelerated vesting or payment of awards in respect of common stock of the Company that are held by the Advisor and (Y) the Parachute Value attributed to the Welfare Benefits (as defined below) to the extent the Advisor does not otherwise waive his right to any such Welfare Benefits, minus (iii) $174,000.  Notwithstanding the foregoing, for purposes of this Section 1, the Advisor Fee and Retention Payments (each as defined below) shall not be considered parachute payments and shall not be subtracted from the amount contemplated by clause (i) of the immediately preceding sentence.  The Effective Date Payment shall be subject to applicable employment and income tax withholdings.
(c) Welfare Benefits and Accrued Obligations.  On the Effective Date, the Advisor also shall be entitled to (i) the health, and tothe extent permitted under applicable insurance plans life and disability insurance benefits for 35 months following the Effective Date as provided under Section 3(e) of the Change in Control Agreement between the Advisor, the Company and First Bank & Trust (the “Company Bank”), dated July 16, 2014 (the “CIC Agreement”) (which, in the case of the Advisor’s death shall continue to be provided to his surviving spouse and other dependents for the remainder of the applicable period) (the “Welfare Benefits”), and (ii) all accrued and vested rights and benefits under the terms of the broad-based employee benefit plans and programs of the Company as of the Effective Date (for the avoidance of doubt, other than any rights relating to separation or termination pay or benefits) (the “Accrued Obligations”).  At any time prior to the Effective Date, the Advisor may waive his entitlement to all or a portion of the Welfare Benefits, in which case the Parachute Value of any Welfare Benefits so waived shall not be subtracted from the amount contemplated by clause (i) of the first sentence of Section 1(b).
2. Term.  The Advisor shall render services, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending upon the third anniversary of the Effective Date unless earlier terminated in accordance with Section 9 (the “Term”).
3. Services.
(a) During the Term, the Advisor shall (i) provide general advisory services as requested by the Chief Executive Officer of Parent (the “CEO”) with respect to the business of Parent, including (A) maintaining and developing new relationships with customers and clients, (B) advising with respect to community relations issues and building new relationships in Parent’s market area, (C) continuing to be available to attend and make speeches at team member, industry, customer and community events, (D) identifying new business opportunities, including potential acquisitions and other strategic opportunities, and (E) providing support in dealing with bank regulatory issues; and (ii) remain available to consult on specific projects for Parent with respect to its business and the Merger integration, in particular the commercial banking business, as may be reasonably requested by the CEO.
(b) During the Term, the Advisor shall also serve as a member of the Boards of Directors (the “Board”) of Parent and the Bank and shall receive the remuneration payable in connection with his service as a non-employee director on the same basis as other non-employee directors of Parent and the Bank.

(c) During the Term, Parent shall provide the Advisor with his current office (or another office that is reasonably acceptable to the Advisor) in Evanston, Illinois and secretarial and other reasonable office support consistent with the Advisor’s services hereunder.  The Advisor acknowledges that such secretarial and other office support will be less than the secretarial and office support to which Advisor was accustomed to prior to the Effective Date. The Advisor’s services hereunder shall be performed at such locations as the Advisor and the CEO reasonably determine from time to time.   Parent confirms that it is currently expected that the Advisor’s duties as an advisor shall not exceed twenty percent (20%) of the average level of bona fide services performed by him as an employee during his employment with the Company during the 36-month period immediately preceding the Termination Date, consistent with the parties’ intent that his termination of employment upon the Effective Date shall constitute a “separation from service” within the meaning of Section 409A of the Code.
(d) The Advisor shall devote the business time reasonably necessary to perform the advisor services under Section 3(a) (subject to the provisions of Section 3(c)) and the director duties contemplated by Section 3(b) and shall use the Advisor’s best efforts to perform such services and duties.  The Advisor acknowledges that the Advisor shall have no power or authority to bind Parent or Acquirer Bank.
4. Advisor Fee.  In consideration for agreeing to provide the services set forth in Section 3 (except as provided in Section 9) and for agreeing to the covenants set forth in Section 10, during the Term, the Advisor shall be paid a cash fee of $300,000 per year (the “Advisor Fee”), payable in equal monthly installments on the 15th day of each month commencing with the month immediately following the Effective Date and prorated for any partial months.
5. Retention Payments.  In consideration for agreeing to provide the services set forth in Section 3 (except as provided in Section 9) and for agreeing to the covenants set forth in Section 10, the Advisor shall be paid cash retention payments in the aggregate amount of $1,575,000 payable in equal annual installments of $525,000 (each, a “Retention Payment”), on each of the first three anniversaries of the Effective Date.
6. Expenses.  Parent shall reimburse the Advisor for reasonable and documented business expenses approved by the CEO.
7. Indemnification.  Parent shall indemnify the Advisor and hold him harmless to the maximum extent permitted by law and, during the Term and at all times thereafter during which the Advisor may be subject to liability, Parent shall provide coverage under directors’ and officers’ liability insurance in the same manner and to the same extent as Parent indemnifies and provides such coverage to other members of the Board generally and as provided in the Merger Agreement.  This Section 7 shall survive any termination or expiration of this Agreement or of the Advisor’s service to Parent hereunder.  Nothing contained herein shall limit any rights the Advisor may have to indemnification or directors’ and officers’ liability insurance coverage pursuant to the Merger Agreement or any other arrangements applicable to the Advisor with respect to his service as a director or officer of the Company and its Affiliates prior to the Effective Date.

8. Section 280G Matters.
(a) Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Advisor to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Advisor would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Advisor would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Advisor shall receive all Agreement Payments to which the Advisor is entitled hereunder.  For purposes of all present-value determinations required to be made under this Section 8, Parent and the Advisor elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations § 1-280G, Q&A-32.
(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, Parent shall promptly give the Advisor notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under Section 1 and this Section 8 shall be binding upon Parent and the Advisor and shall be made as soon as reasonably practicable and in no event later than 5 days following the Effective Date.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Retention Payment beginning with the final installment.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by Parent.
(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Parent or the Company to or for the benefit of the Advisor pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by Parent or the Company to or for the benefit of the Advisor pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”). In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Parent, the Company or the Advisor that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by Parent or the Company to or for the benefit of the Advisor shall be repaid by the Advisor to Parent or the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Advisor is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Parent or the Company to or for the benefit of the Advisor together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d) Prior to the Effective Date, Parent shall cooperate with the Advisor in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Advisor (including, without limitation, the Advisor’s agreeing to refrain from performing services pursuant to Section 10), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(e) The Advisor shall exercise all outstanding stock options to purchase shares of common stock of the Company held by the Advisor as of the date of this Agreement on or prior to December 31, 2017, which exercise may be effectuated on a net-share settlement basis with respect to both the exercise price and applicable employment and income tax withholdings. The Advisor agrees that if the Advisor fails to so exercise such stock options then the Agreement Payments shall be subject to reduction to the Safe Harbor Amount notwithstanding the fact that the Advisor would have a greater Net After-Tax Receipt if the Payments were not so reduced.
(f) The following terms shall have the following meanings for purposes of this Agreement:
(i) “Accounting Firm” shall mean Golden Parachute Tax Solutions LLC.
(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Advisor with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Advisor’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Advisor in the relevant tax year(s).
(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether such Payment is a parachute payment and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Advisor, whether paid or payable pursuant to the Agreement or otherwise.
(v) “Safe Harbor Amount” shall mean 2.99 times the Advisor’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(g) The provisions of this Section 8 shall survive the expiration of this Agreement.
9. Termination of Agreement.  Either the Advisor or Parent may choose to terminate this Agreement and the Advisor’s services hereunder prior to the end of the scheduled Term for any or no reason upon 30 days’ prior written notice provided to the other party hereto, without further obligation hereunder, other than as contemplated by this Section 9.  Upon termination of this Agreement, the Advisor shall, unless otherwise requested by Parent, automatically resign from the Board of Parent and the Bank and shall promptly execute any additional documentation necessary to effectuate the foregoing.  Upon the Advisor’s death, this Agreement and the Advisor’s services hereunder shall automatically terminate.  Upon the termination of this Agreement and the Advisor’s services hereunder prior to the end of the scheduled Term, in addition to the Welfare Benefits (to the extent not waived prior to the Effective Date) and the Accrued Obligations (to the extent not previously paid), which in each case shall be payable upon the termination of the Advisor’s services hereunder for any reason, the Advisor shall be entitled to the compensation and benefits contemplated by, and on the terms set forth in, this Section 9.
(a) Death.  Upon a termination of this Agreement during the Term by reason of the Advisor’s death, the Advisor’s designated beneficiary or estate shall receive the unpaid Advisor Fees and Retention Payments that the Advisor would have received had he continued to perform the services under this Agreement for the original three-year Term, in a lump sum cash payment as soon as reasonably practicable (but in no event later than 30 days) following the date of the Advisor’s death.
(b) Termination without Cause, for Good Reason or due to Disability.
(i) Upon a termination of this Agreement and the Advisor’s services to Parent during the Term by Parent without Cause (as defined below), by the Advisor for Good Reason (as defined below) or by reason of the Advisor’s Disability (as defined below), the Advisor shall receive the unpaid Advisor Fees and Retention Payments that the Advisor would have received had he continued to perform services under this Agreement for the original three-year Term, to be paid at the times as such Advisor Fees and Retention Payments would have been paid had he continued to perform services under this Agreement, subject to the Advisor’s continued compliance in all material respects with the restrictive covenants set forth in Sections 10(a), 10(b), 10(c) and 10(d) through the applicable payment dates, subject to written notice of noncompliance by Parent and a reasonable opportunity for the Advisor to cure.
(ii) For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Cause” shall mean the Advisor’s gross misconduct resulting in material damage to Parent or willful and material breach of the Agreement (other than as a result of the Advisor’s incapacity due to illness or injury).
“Disability” shall mean, as a result of illness or injury, the Advisor is unable substantially to perform his duties under this Agreement for a period of six (6) consecutive months.

“Good Reason” shall mean a material breach by Parent of its obligations under this Agreement, provided that in order to invoke a termination for Good Reason, the Advisor shall provide written notice to Parent of the existence of such alleged within 30 days following his knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and Parent shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  If Parent fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Advisor’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.
10.        Restrictive Covenants
(a) Confidential Information.
(i) For purposes of this Agreement, “Confidential Information” shall mean any and all trade secrets and other confidential, proprietary and/or non-public information of Parent, whether in tangible or electronic form, that the Advisor creates, develops, generates or acquires, or to which the Advisor otherwise has access to, during the course of his service with Parent and that Parent designates or treats as confidential through its policies, practices or procedures.  Confidential Information shall include, but is not limited to, financial information and data; business and marketing plans; proprietary computer programs and other methods of operation, techniques, systems and processes; intellectual property and other research and development; statistical data and analyses; information concerning Parent’s planned or pending investment products, acquisitions or divestitures; personnel information; current and prospective customer lists and any other customer information; and other information received by Parent from third parties in confidence or pursuant to a duty of confidentiality.  Notwithstanding the foregoing, Confidential Information shall not include information which is in or hereafter enters the public domain through no fault of the Advisor and without breach of any duty of confidentiality; information known to the Advisor prior to first receipt of or access to such information in the course of his service with Parent; or information rightfully received by the Advisor outside the scope of his service to Parent from a third party who does not owe Parent a duty of confidentiality with respect to such information.  For purposes of this Section 10, references to Parent shall include the Bank and the Company and its Affiliates (including their predecessor entities).
(ii) Disclosure or Use.  The Advisor acknowledges and understands that Parent has spent extensive time, effort and resources developing Confidential Information and that, solely as a result of his service with Parent, the Advisor has had and will continue to have access to such Confidential Information.  The Advisor further acknowledges and understands that Parent has taken reasonable measures to protect and maintain the secrecy of its Confidential Information.  Accordingly, during the term of the Advisor’s services hereunder and thereafter, the Advisor agrees not to use or disclose any Confidential Information except in furtherance of the Advisor’s duties for Parent hereunder in the ordinary course of business and to otherwise comply with all policies of Parent applicable to the Advisor relating to the use and disclosure of Confidential

Information.  Upon termination of service with Parent for any reason or no reason, the Advisor shall not, directly or indirectly, disclose, publish, communicate or use on his behalf or another’s behalf, any Confidential Information.

(iii) Exceptions.  The provisions of Sections 10(a) and (b) shall not prevent or limit the Advisor from complying with any applicable law or with the directive of any court or administrative body or agency having the legal authority to compel testimony from or the production of documents by the Advisor; provided, further, that the Advisor shall, to the extent not prohibited by law, (i) promptly notify Parent of any such intended disclosure prior to such disclosure, (ii) at the written request of Parent, diligently contest such disclosure at the expense of Parent, and (iii) at the written request of Parent, seek to obtain, at the expense of Parent, such confidential treatment as may be available under applicable laws for any information so disclosed.  Notwithstanding any provision of this Agreement to the contrary (including Section 10), nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict the Advisor from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

        (b) Non-Interference with Parent’s Customers.  The Advisor acknowledges and understands that Parent has spent extensive time, effort and resources developing and maintaining personal contacts and relationships with customers and that, solely as a result of his service with Parent, the Advisor has had and will continue to have direct contact and dealings with, management or supervisory responsibility for, or access to Confidential Information about, such customers.  Therefore, during the period of the Advisor’s service with Parent during the Term and until the later of (i) the third anniversary of the Effective Date and (ii) the first anniversary of the date of the cessation of the Advisor’s services for any reason (the “Restriction  Period”), the Advisor agrees not to, directly or indirectly, for his own account or as an agent, officer, director, owner, partner or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity, solicit, call upon, contact, contract with, sell to or perform services for, or attempt to solicit, call upon, contact, contract with, sell to or perform services for any customers of Parent for the purpose of providing to such customer services or products of any kind that are offered or provided by Parent, or to assist any person, business or entity to do so, or otherwise to interfere with Parent’s business relations with any such customer.  For purposes of this provision, the term “customer” means any business, entity or person which is or was a customer of Parent at any time during the period of the Advisor’s service with Parent and with respect to which the Advisor had contact or supervisory responsibility in course of conducting business for Parent or about whom the Advisor had access to and used Confidential Information, other than any customer which has ceased to do business with Parent at least six (6) months prior to the last day of the Advisor’s service without any inducement, encouragement or involvement of the Advisor.

(c) Non-Solicitation, Non-Interference and No-Hire of Parent’s Employees.  The Advisor acknowledges and understands that Parent has spent extensive time, effort and resources training and maintaining a stable workforce and that, solely as a result of his employment with Parent, the Advisor has had and will continue to have direct contact and dealings with employees of Parent.  Therefore, during the Restriction Period, the Advisor agrees not to, directly or indirectly, for his own account or as an agent, officer, director, owner, partner, or consultant of any corporation, form, partnership, joint venture, syndicate, sole proprietorship or other entity: (i) solicit, induce, recruit or encourage, or attempt to solicit, induce, recruit or encourage, any employee of Parent to leave the employ of Parent, or to assist any other person, business or entity to do so; or (ii) hire or attempt to hire any employee of Parent, or assist any other person, business or entity to do so.  For purposes of this provision, the term “employee” means any person who is or was an employee of Parent during the period of the Advisor’s employment with Parent and with respect to which the Advisor had contact or supervisory responsibility in course of conducting business for Parent or about whom the Advisor had access to and used Confidential Information related to their performance or advancement potential, other than a former employee who has not been employed by Parent for a period of at least six (6) months prior to the last day of the Advisor’s employment without any inducement, encouragement or involvement of the Advisor.
(d) Non-Competition.  The Advisor acknowledges that, in the course of his employment with, and services to, Parent, he has, or will become familiar, with Parent’s Confidential Information, knowledge or data concerning Parent and that his services have been and will be of special, unique and extraordinary value to Parent.  Therefore, the Advisor agrees that during the Restriction Period, the Advisor shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor or otherwise, and whether or not for compensation) or render services in any capacity to a Competing Business (as defined below) that provides services in the State of Illinois.  For purposes of this Agreement, a “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which Parent engages, including the sale or servicing of banking and financial products and services, business and consumer lending, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services), real estate investment trusts and investment advisory services.  Nothing herein shall prohibit the Advisor from being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly traded, so long as the Advisor has no active participation in the business of such entity.
(e) Restrictive Covenants Generally.  The Advisor acknowledges and agrees that:  (i) the purposes of the foregoing covenants, including without limitation the noncompetition covenant of Section 10(c), are to protect the goodwill and Confidential Information; (ii) that the foregoing covenants, including without limitation the noncompetition covenant of Section 10(d), are being entered into in connection with the transactions contemplated by the Merger Agreement; and (iii) because of the nature of the business in which Parent is engaged and because of the nature of the Confidential Information to which the Advisor has access, it would be impractical and excessively difficult to determine the actual damages of Parent in the event the Advisor breached any of the covenants of this Section 10.  The Advisor understands that the covenants may limit the Advisor’s ability to earn a livelihood in a Competing Business.  Any termination of the Advisor’s services or of this Agreement shall have no effect on the continuing operation of this Section 10.  The Advisor acknowledges that Parent would be irreparably injured by a violation of this Section 10 and that it is impossible to measure in money the damages that will accrue to Parent by reason of a failure by the Advisor to perform any of his obligations under this Section 10.  Accordingly, if Parent institutes any action or proceeding to enforce any of the provisions of this Section 10, to the extent permitted by applicable law, the Advisor hereby waives the claim or defense that Parent has an adequate remedy at law, and the Advisor shall not urge in any such action or proceeding the defense that any such remedy exists at law.  Furthermore, in addition to other remedies that may be available (including, without limitation, forfeiture of the unpaid Retention Payments and termination of Parent’s obligation to continue to pay the Advisor Fees), Parent shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond.  If any of the covenants set forth in this Section 10 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining covenants shall not be affected thereby.  In the event of a breach by the Advisor of any of the covenants in Section 10(b), 10(c) or 10(d), the Restriction Period shall be extended by the period of such breach.
11. Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  For purposes of Section 409A of the Code, the Advisor’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may the Advisor, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A  of the Code, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the Advisor’s taxable year following the taxable year in which the expense was occurred.
12. Miscellaneous.
(a) Status as a Nonemployee.  Parent and the Advisor acknowledge and agree that, in performing services pursuant to this Agreement, the Advisor shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with Parent, the Company or their respective Affiliates.  The Advisor acknowledges that he is and shall be solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to compensation payable hereunder  for his services rendered following the Effective Date and, other than the Welfare Benefits and Accrued Obligations, the Advisor shall not be eligible to participate in or accrue benefits under any benefit plan sponsored by Parent, the Company or their respective Affiliates.
(b) No Mitigation; No Offset.  In no event shall the Advisor be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Advisor under this Agreement and such amounts shall not be reduced whether or not the Advisor obtains other employment.  Parent’s and its Affiliates’ obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Parent or any of its Affiliates may have against the Advisor or others.
(c) Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, Parent and the Advisor and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees.  This Agreement is personal in nature and the Advisor shall not, without the written consent of Parent, assign, transfer or delegate this Agreement or any rights or obligations hereunder.  Parent may not assign, transfer or delegate this Agreement or any rights or obligations hereunder without the written consent of the Advisor.
(d) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to such state’s laws and principles regarding the conflict of laws.
(e) Amendment/Entire Agreement.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Advisor and Parent.  From and after the Effective Date, this Agreement shall supersede the CIC Agreement and the CEO Employment Agreement between Advisor, the Company and the Company Bank, dated as of December 20, 2006 (the “Employment Agreement”), and, except as specifically provided in Section 1(c), the Advisor shall have no further rights under the CIC Agreement or the Employment Agreement.
(f) Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Advisor:
At the address most recently on the books and records of Parent.
If to Parent:
Byline Bancorp, Inc.
 180 N. LaSalle Street
 Chicago, IL  60601
 Attention:  Alberto J. Paracchini
 Facsimile:  773-244-7075
 E-mail:  aparacchini@bylinebank.com
or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.
(g) Headings.  The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
BYLINE BANCORP, INC. By: /s/Alberto J. Paracchini Name: Alberto J. Paracchini Title: President and Chief Executive Officer
/s/Robert R. Yohanan Robert R. Yohanan